Exhibit (8)(iii)
AMENDMENT NO. 2 TO PARTICIPATION AGREEMENT
     THIS AMENDMENT, dated as of May 1, 2008 to the Participation Agreement dated March 1, 2005, as amended, among Pioneer Variable Contracts Trust (the “Trust”), Merrill Lynch Life Insurance Company (the “Company”) on its own behalf and on behalf of each of the segregated asset accounts of the Company set forth in Schedule A hereto, as may be amended from time to time (the “Accounts”), Pioneer Investment Management, Inc. (“PIM”), and Pioneer Funds Distributor, Inc. (“PFD”) (the “Agreement”).
WITNESSETH:
     WHEREAS, the Trust, the Company, PIM, and PFD desire to amend the aforesaid Agreement to add additional funds, among other reasons;
     NOW, THEREFORE, in consideration of the above premises, the Trust, the Company, PIM, and PFD hereby agree:
     1. Amendments.
(a)	Schedule A to the Agreement is amended in its entirety and is replaced by the Schedule A attached hereto.

(b)	Article XII of the Agreement is hereby amended as follows:

If to the Company:	Dennis P. Gallagher, Esq.
Transamerica Asset Management, Inc.
570 Carillon Parkway
St. Petersburg, FL 33716
(c)	Section 2. Administrative Services Fees set forth in Schedule B to this Agreement is hereby amended in its entirety and replaced by the following:

2.	Administrative Service Fees
For the administrative services set forth above, PIM or any of its affiliates shall pay a servicing fee based on the annual rate of 0.20% of the average aggregate net daily assets invested in the Class I Shares of the Portfolios and 0.20% of the average aggregate net daily assets invested in the Class II Shares of the Portfolios, with the following exceptions: 1) Pioneer High Yield VCT Portfolio Class II and Pioneer Small Cap Value VCT Portfolio Class II for which PIM or any of its affiliates shall pay a servicing fee based on the annual rate of 0.15% of the average aggregate net daily assets invested in the Class II Shares of the Portfolios, through the Accounts at the end of each calendar quarter; and 2) Pioneer Real Estate Shares VCT Portfolio Class II for which PIM or any of its affiliates shall pay a servicing fee based on the annual rate of 0.25% of the average aggregate net daily assets invested in the Class II Shares of the Portfolio, through the Accounts at the end of each calendar quarter. Such payments will be made to the Company within thirty (30) days after the end of each calendar quarter. Such fees shall be paid quarterly in arrears. Each payment will be accompanied by a statement showing the calculation of the fee payable to the Company for the quarter and such other supporting data as may be reasonably requested by the Company. The Company will calculate the asset balance on each day on which the fee is to be paid pursuant to this Agreement with respect to each Portfolio for the purpose of reconciling its calculation of average aggregate net daily assets with PIM’s calculation. Annually (as of December 31) or upon reasonable request of PIM, Company will provide PIM a statement showing the number of subaccount in each Class of Shares of each Portfolio as of the most recent calendar quarter end.
3.	Effectiveness. This Amendment shall be effective as of the date first above written.

3.	Continuation. Except as set forth above, the Agreement shall remain in full force and effect in accordance with its terms.

4.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original.
(Signature located on following page)

     IN WITNESS WHEREOF, the Trust, the Company, PIM, and PFD caused the Amendment to be executed by their duly authorized officers effective as of the day and year first above written.

MERRILL LYNCH LIFE INSURANCE COMPANY

By: Name:	/s/ Arthur D. Woods Arthur D. Woods
Title:	Vice President

PIONEER VARIABLE CONTRACTS TRUST, on behalf of the Portfolios

By: Name:	/s/ Christopher J. Kelley Christopher J. Kelley
Title:	Assistant Secretary

PIONEER INVESTMENT MANAGEMENT, INC.

By: Name:	/s/ Mark D. Goodwin Mark D. Goodwin
Title:	EVP & COO

PIONEER FUNDS DISTRIBUTOR, INC.

By: Name:	/s/ Steven M. Graziano Steven M. Graziano
Title:	Executive Vice President

SCHEDULE A
ACCOUNTS, CONTRACTS AND PORTFOLIOS
SUBJECT TO THE PARTICIPATION AGREEMENT

Name of Separate Account		Portfolios and Class of
And Date Established by	Contract Funded by	Shares
Board of Directors	Separate Account	Available to Contracts
Merrill Lynch Life Variable Annuity Separate Account A	ML –VA — 010 Merrill Lynch Investor Choice AnnuitySM	As of March 1, 2005: Pioneer High Yield VCT Portfolio (Class II)

Pioneer Fund VCT Portfolio
(Class II)

Pioneer Small Cap Value VCT
Portfolio
(Class II)

As of May 1, 2006:

Pioneer Emerging Markets
VCT Portfolio
(Class II)

As of May 1, 2008:

Pioneer Real Estate Shares
VCT Portfolio
(Class II)